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AMERANT BANCORP INC. REPORTS THIRD QUARTER RESULTS AND CONTINUED PROGRESS IN EXECUTING STRATEGY SHIFT ONE YEAR AFTER BECOMING AN INDEPENDENT, PUBLICLY-TRADED COMPANY

Third Quarter and Year-to-Date 2019 Net Income Up 3.3% and 20.6%, respectively, Compared to Last Year

CORAL GABLES, FLORIDA, October 29, 2019. Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company”) today reported continuing improved results for the third quarter of 2019, approximately one year after finishing its first quarter as an independent, publicly-traded company.
Third quarter 2019 net income of $11.9 million and net income of $37.9 million for the nine months ended September 30, 2019 were 3.3% higher than the $11.6 million reported in the third quarter of 2018 and 20.6% higher than the $31.4 million reported in the nine months ended September 30, 2018. Net income per diluted share was $0.28 in the third quarter of 2019, up 3.7% compared to $0.27 per diluted share in the third quarter of 2018. Net income per diluted share for the nine months ended September 30, 2019 was $0.88, up 18.9% compared to $0.74 per diluted share for the nine months ended September 30, 2018.
Annualized return on assets (“ROA”) and return on equity (“ROE”) were 0.60% and 5.81%, respectively, in the third quarter of 2019, compared to 0.55% and 6.13%, respectively, in the third quarter of 2018. ROA and ROE for the nine months ended September 30, 2019 were 0.64% and 6.43%, respectively, up from 0.50% and 5.63%, respectively, for the nine months ended September 30, 2018.
Millar Wilson, Vice Chairman and Chief Executive Officer, reflected, “In the third quarter, Amerant achieved two important milestones; it celebrated 40 years as a proud and active member of the thriving South Florida community, and its first anniversary as an independent publicly-traded Company. The third quarter of 2019 was very busy at Amerant, as we continued to push forward on our new strategy, making significant progress against our previously stated objectives despite significant headwinds from market interest rates and strong competition. Most notably, the Company completed its planned foreign financial institution and non-relationship Shared National Credit loan run-off, as well as the previously-announced early redemption of the Company’s two most expensive trust preferred securities. Additionally, we continued our efforts to grow our presence in core South Florida markets, expanding our Broward County footprint with the opening of our Davie location in late September as well as adding a new Miami-Dade branch in Miami Lakes in early October.”

Mr. Wilson added, “We built upon the momentum of the first six months with third quarter net income up year over year, driven by continued strong credit quality and improved noninterest income during the third quarter of 2019. We remain focused on completing our transformation efforts, which include our rebranding and optimization of our workforce.”

Summary Results

The summary results of the third quarter and nine months ended September 30, 2019 include:

•
Pretax income of $15.2 million, up 1.7% from $14.9 million in the third quarter of 2018. Pretax income for the nine months ended September 30, 2019 was $48.2 million, up 14.7% compared to $42.1 million in the same period of 2018.

•
Net interest income was $52.6 million, down 5.5% compared to $55.6 million in the third quarter of 2018 mainly due to lower average interest-earning assets, the replacement of lower costs international deposits with higher cost domestic deposits, and higher time deposit costs, partially offset by improved loan yields. Net interest income for the nine months ended September 30, 2019 was $161.8 million, down 0.3% compared to $162.3 million in the same period of 2018.

•
Credit quality remained strong. The Company released $1.5 million from the allowance for loan losses, compared to a $1.6 million provision in the third quarter of 2018. The ratio of allowance for loan losses (“ALL”) to total loans was 0.93% as of September 30, 2019, down from 1.13% in the same period last year. The ratio of loan charge-offs to average total loans in the third quarter 2019 was 0.16%, in line with the low level of the same period last year.

•
Noninterest income was $13.8 million, up 6.8% compared to $13.0 million in the same quarter of 2018, notwithstanding lower fee income from our Venezuelan customers’ trading activities being curtailed earlier this year as a result of U.S. sanctions on Venezuelan government securities. Noninterest income was $41.1 million in the nine months ended September 30, 2019, down 1.8% from $41.9 in the same period of 2018.

•
Noninterest expense was $52.7 million, up 1.3% compared to $52.0 million in the same quarter of 2018. Noninterest expense was $157.6 million in the nine months ended September 30, 2019, down 1.7% from $160.3 million in the same period of 2018. Third quarter 2019 noninterest expense includes an additional compensation expense of $1.5 million ($4.4 million year-to-date) in connection with the amortization of restricted stock awards granted in December 2018 and January 2019 in connection with the Company’s IPO. Adjusted noninterest expense was $51.5 million in the third quarter of 2019, down 0.6% from $51.8 million in the same quarter of 2018. Adjusted noninterest expense primarily excludes expenses associated with restructuring activities, including $1.3 million of rebranding and staff reduction expenses in the third quarter of 2019 and $0.3 million of spin-off costs in the third quarter of 2018. Adjusted noninterest expense for the first nine months of 2019 was $152.7 million, down 0.9% compared to $154.0 million in the same period of 2018.

•
The efficiency ratio was 77.6% (75.2% adjusted for rebranding and staff reduction costs) for the nine months ended September 30, 2019, compared to 78.5% (75.5% adjusted for spin-off costs) for the corresponding period of 2018.

•
Stockholders’ equity per common share increased to $19.11, a 11.6% improvement compared to $17.13 a year ago. Tangible book value per common share rose to $18.63, a 12.0% improvement compared to $16.63 a year ago.

Loans and Deposits
In the third quarter of 2019, we continued the Company’s focus on building strong customer relationships across the communities we serve, improving the profitability of our loan portfolio and enhancing our customer service.
Total loans at September 30, 2019 were $5.8 billion, down 6.6% compared to a year-earlier. Similar to previous quarters, this quarter’s net decline in loan balance was driven by the completion of the strategic run-off of foreign financial institution (“FI”) loans and the sales of non-relationship syndicated Shared National Credits (“SNCs”), which are loans where the Company does not have a direct relationship with the borrower. This was partially offset by an increase of $102.9 million and $115.5 million in Commercial Real Estate (“CRE”) and owner-occupied loans, respectively. Excluding the run-off of foreign FI and non-relationship SNC loans, domestic relationship loans increased by 6.5% year over year in the third quarter. We continue training our sales teams building stronger customer relationships in order to capture increased revenue through a larger share of customers’ deposits, credit business and wealth management business.
Total deposits at September 30, 2019 were $5.7 billion, down 8.0% compared to September 30, 2018. Foreign deposits declined 14.6% year over year, and 4.0% quarter on quarter, in the most recent quarter. This decrease was driven primarily from the continued outflow of funds of our Venezuelan customers as living conditions in their country remained challenging, and the Venezuelan economy is further dollarized. To offset this run-off, we remain dedicated to enhancing our core deposit products and delivery channels. For example, we launched a new online account opening platform for personal domestic customers, which enables customers to efficiently access our deposit products online. We have seen our online CDs more than double in the third quarter of 2019, compared to the third quarter of 2018. We also launched a program which rewards all Amerant employees for referring friends and family to our loan and deposit products, as well as the Amerant Relationship Rewards Program, which focuses on providing our existing customers with incremental cash rewards as they expand their relationships with us.

During the third quarter of 2019 we opened a new banking center in the South Florida community of Davie in Broward County and more recently, in the first week of October, we opened a banking center in Miami Lakes in Miami-Dade County. Both are state-of-the-art banking centers of the future, featuring a smaller footprint and enhanced technology. Our valued clients will now have access to our convenient services and products in these new locations.

Net Interest Income and Net Interest Margin

Third quarter 2019 net interest income was $52.6 million, down 5.5% compared to $55.6 million in the third quarter of 2018. The decrease from the third quarter of 2018 was primarily due to (i) the reduction in the loan portfolio from the strategic run-off of foreign FI loans and non-relationship SNCs, which have not yet been fully replaced with domestic relationship Commercial and Industrial (“C&I”) and CRE loans, and (ii) the decline in the average balance of investment securities from prepayments and sales, which helped fund the international deposit run-off. Additionally, the cost of deposits was higher this quarter driven by replacing some of the run-off in international deposits, which are less expensive, with domestic deposits, coupled with the higher cost of time deposits which, up to this quarter, were repricing at higher levels than previously carried. These factors were partially offset by better yields on the loan portfolio, and a lower balance of average interest-bearing liabilities. The net interest margin for the third quarter of 2019 was 2.80%, a decrease of 3 basis points compared to the third quarter of 2018, driven primarily by the higher time deposit costs and the replacement of the international deposits with higher cost domestic deposits.

Net interest income for the nine months ended September 30, 2019 was $161.8 million, down 0.3% compared to $162.3 million in the comparable period of 2018. The slight decline from the first nine months of 2018 was mainly due to higher deposit costs, mostly related to time deposits, and the shift of deposits from international to domestic. The net interest margin for the first nine months of 2019 was 2.89%, an increase of 15 basis points from the same period last year, driven by higher average rates on assets and the strategic shift in loan mix towards higher-yielding domestic relationship-based loans.

Our net interest income and net interest margin (“NIM”) are expected to remain pressured due to the continued run-off of our low cost international deposits and further declines in interest rates which may drive an increase in loan prepayments and the prepayment speeds of investment securities. Against this backdrop, in the third quarter of 2019, the Company took advantage of the yield curve inversion to accelerate the rate decrease on its variable-rate junior subordinated debentures through interest rate swaps, and by taking fixed-rate longer-term advances with callable features. Additionally, during this quarter, we reached the inflexion point for CD costs as maturing CDs are generally repricing at lower rates than those previously carried. The costs of new deposits and loan income are likely to trend with market rates in the coming months.

Noninterest income
In the third quarter of 2019, noninterest income was $13.8 million, up 6.8% compared to $13.0 million in the third quarter of 2018. This improvement was driven by an increase of $1.1 million from derivative contracts sold to loan customers and fees from Treasury Management services. In addition, we saw a $0.9 million net gain on the sale of approximately $23.8 million of municipal bonds and $11.8 million of floating-rate corporate securities. These improvements in the third quarter of 2019 were partially offset by a 12.1% year over year decline in brokerage fees as a result of lower trading volume by our customers, primarily resulting from the U.S. Government’s sanctions against trading on Venezuelan government securities. Other offsetting amounts included $0.5 million less in fees as a result of the phase out of transition services to the Company’s former parent and its affiliates, as well as lower wire transfer activity and card fees.

The decrease in noninterest income of $0.7 million, or 1.8%, in the first nine months of 2019 compared to the same period of 2018, is mainly due to $1.1 million less in fees from services provided to the Company’s former parent and its affiliates, and also a lower gain on early termination of advances from the Federal Home Loan Bank. These declines were partially offset by a $1.7 million increase in income from derivative contracts sold to commercial loan customers, in line with our strategic goals.
The Company’s assets under management and custody, or AUMs, increased $26.3 million, or 1.6%, to $1.71 billion at September 30, 2019 compared to $1.69 billion at September 30, 2018. These changes mainly reflect an increase in net new assets, when compared to the same period of 2018.
Noninterest expense
Third quarter 2019 noninterest expense was $52.7 million, up 1.3% compared to $52.0 million in the third quarter of 2018, mostly due to $0.8 million in rebranding expenses, $0.5 million in staff reduction costs, and $0.3 million in expenses related to the early redemption of trust preferred securities. Partially offsetting this increase was an FDIC assessment credit, and lower salaries and employee benefits despite the $0.5 million in staff reduction costs included in the third quarter of 2019. Salaries expense in the third quarter of 2019 is affected by the average annual cost of living adjustment of 1.8% implemented in July 2019, signaling a marked shift from the average adjustment of 3.2% granted in July 2018. This reduction is in line with the Company’s strategy to contain growth in personnel expenses, while striving to motivate and fairly compensate our workforce. In addition, total compensation expense in the third quarter of 2019 includes $1.5 million in connection with the amortization of restricted stock awards granted in December 2018 and January 2019 in connection with the Company’s IPO.
Noninterest expense for the nine months ended September 30, 2019 decreased 1.7%, or $2.7 million, compared to the same period in 2018, as the Company continued to streamline its operations and normalize its expenses as an independent company. This was mainly driven by lower professional and other service fees related to the spin-off in 2018, lower personnel costs stemming from staff reductions, and lower FDIC assessment costs due to credits received. Offsets to these declines include $4.9 million of restructuring expenses, including rebranding and staff reduction expenses, as discussed below, in connection with our transformation efforts and $4.4 million in connection with the amortization of restricted stock awards granted in December 2018 and January 2019 in connection with the Company’s IPO.
Restructuring expenses in the nine months ended September 30, 2019, consisted of $3.6 million associated with the continuation of our Amerant rebranding process announced earlier this year and $1.4 million of staff realignment expenses. We expect our rebranding to be substantially completed by the end of 2019 and expect to incur approximately $0.9 million in additional expenses by year-end.

Credit Quality
The ratio of non-performing assets to total assets increased to 0.42% at the end of the third quarter of 2019, compared to 0.35% at the end of the third quarter of 2018. This increase is mostly due to the loan relationship placed in non-accrual status in June 2019 with a balance of $11.7 million at September 30, 2019, and lower total assets at September 30, 2019. Additionally, special mention loans, increased by $13.0 million during the quarter. The increase was primarily due to a $10.2 million condo construction relationship SNC loan in New York City. We are closely monitoring the performance of this loan. All special mention loans remain current.
The Company released $1.5 million from the ALL during the third quarter of 2019, compared to a $1.6 million provision during the third quarter of 2018. The release was primarily driven by lower loan balances at the end of this quarter, improved quantitative factors, primarily in CRE and domestic commercial loans and lower reserve requirements on credit cards due to better than anticipated repayments as we sunset this product.
In April 2019, we revised our credit card program to further strengthen the Company’s credit quality. We stopped charge privileges to our riskiest cardholders and are requiring repayment of their balances by November 2019. All amounts deemed uncollectible were charged off during the quarter. Charge-offs this quarter were $1.7 million, and $3.1 million in the nine months ended September 30, 2019. The ALL, after the charge-offs, for this product stands at $3.6 million at September 30, 2019. We are closely monitoring the performance of the outstanding balance of $20.8 million as of September 30th, until it is completely repaid.

At the end of October we will curtail charge privileges to the remaining cardholders and require repayment of their balances by January 2020. Concurrently, we entered into referral arrangements with recognized U.S.-based card issuers that will permit us to serve our international and domestic customers and we will earn referral fees and share interchange revenue without exposure to credit risk.

Capital
Stockholders’ equity was $825.8 million at September 30, 2019, up 13.5% compared to $727.7 million at September 30, 2018, mainly driven by net income and other comprehensive income stemming from higher market valuations in the Company’s available for sale investment portfolio. Book value per common share was $19.11 on September 30, 2019 compared to $17.13 a year ago. Tangible book value per common share was $18.63 on September 30, 2019 compared to $16.63 a year ago.
The Company’s capital continues to be strong and well in excess of the minimum regulatory requirements to be considered “well-capitalized.”

Third Quarter 2019 Earnings Conference Call

As previously announced, the Company will hold an earnings conference call on Tuesday, October 29th, 2019 at 9:30 a.m. (Eastern Time) to discuss its third quarter 2019 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s website at https://investor.amerantbank.com. The online replay will remain available for a limited time following the call through the above link.

About Amerant Bancorp Inc.

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 25 banking centers—17 in South Florida and 8 in the Houston, Texas area—and loan production offices in Dallas, Texas and New York, New York.

Visit our investor relations page at https://investor.amerantbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results; costs and revenues; economic conditions generally and in our markets and among our customer base; loan demand; mortgage lending activity; changes in the mix of our earning assets and our deposit and wholesale liabilities; net interest margin; yields on earning assets; interest rates and yield curves (generally and those applicable to our assets and liabilities); credit quality, including loan performance, non-performing assets, provisions for loan losses, charge-offs, other-than-temporary impairments and collateral values; market trends; rebranding and staff realignment costs and expected savings; and customer preferences, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” and other similar words and expressions of the future.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including as of and for the three and nine month periods ended September 30, 2019 and 2018, may not reflect our results of operations for our fiscal year ended, or financial condition as of December 31, 2019, or any other period of time or date.

Explanation of Certain Non-GAAP Financial Measures

Certain financial measures and ratios contained in this press release including “adjusted noninterest expense,” “adjusted net income,” “adjusted basic and diluted earnings per common share (basic and diluted),” “adjusted ROA,” “adjusted ROE,” “adjusted efficiency ratio,” and other ratios appearing in Exhibits 1 and 2 are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). The Company refers to these financial measures and ratios as “non-GAAP financial measures.”

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in 2018 in connection with the Spin-off and related transactions, and the rebranding and restructuring expenses which began in 2018 and continue in 2019. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our unaudited and audited consolidated financial statements.

(in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Consolidated Balance Sheets
Total assets	$7,864,260	$7,926,826	$7,902,355	$8,124,347	$8,435,802
Total investments	1,632,985	1,650,632	1,701,328	1,741,428	1,791,859
Total gross loans (1)	5,753,709	5,812,755	5,744,406	5,920,175	6,159,279
Allowance for loan losses	53,640	57,404	60,322	61,762	69,471
Total deposits	5,692,848	5,819,381	5,888,188	6,032,686	6,189,503
Junior subordinated debentures (2)	92,246	118,110	118,110	118,110	118,110
Advances from the FHLB and other borrowings	1,170,000	1,125,000	1,070,000	1,166,000	1,338,000
Stockholders' equity	825,751	806,368	778,749	747,418	727,675

	Three Months Ended					Nine Months Ended September 30,
(in thousands, except per share amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	2019	2018

Consolidated Results of Operations
Net interest income	$52,600	$53,789	$55,437	$56,784	$55,633	$161,826	$162,255
(Reversal of) provision for loan losses	(1,500)	(1,350)	—	(1,375)	1,600	(2,850)	1,750
Noninterest income	13,836	14,147	13,156	11,994	12,950	41,139	41,881
Noninterest expense	52,737	52,905	51,945	54,648	52,042	157,587	160,325
Net income	11,931	12,857	13,071	14,430	11,551	37,859	31,403
Effective income tax rate	21.50%	21.51%	21.49%	6.93%	22.69%	21.50%	25.34%

Common Share Data (3)
Stockholders' book value per common share	$19.11	$18.66	$18.02	$17.31	$17.13	$19.11	$17.13
Tangible stockholders' equity (book value) per common share (4)	$18.63	$18.18	$17.54	$16.82	$16.63	$18.63	$16.63
Basic earnings per common share	$0.28	$0.30	$0.31	$0.34	$0.27	$0.89	$0.74
Diluted earnings per common share	$0.28	$0.30	$0.30	$0.34	$0.27	$0.88	$0.74
Basic weighted average shares outstanding	42,466	42,466	42,755	42,483	42,489	42,562	42,489
Diluted weighted average shares outstanding (5)	42,915	42,819	42,914	42,483	42,489	42,881	42,489
Cash dividend declared per common share (6)	—	—	—	—	—	—	$0.94

	Three Months Ended					Nine Months Ended September 30,
(in thousands, except per share amounts and percentages)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	2019	2018
Other Financial and Operating Data (7)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (8)	2.80%	2.92%	2.96%	2.95%	2.83%	2.89%	2.74%
Net income / Average total assets (ROA) (9)	0.60%	0.66%	0.65%	0.70%	0.55%	0.64%	0.50%
Net income / Average stockholders' equity (ROE) (10)	5.81%	6.56%	6.87%	7.88%	6.13%	6.43%	5.63%

Capital Indicators
Total capital ratio (11)	14.77%	14.70%	14.35%	13.54%	12.81%	14.77%	12.81%
Tier 1 capital ratio (12)	13.93%	13.85%	13.48%	12.69%	11.88%	13.93%	11.88%
Tier 1 leverage ratio (13)	11.15%	11.32%	10.83%	10.34%	9.95%	11.15%	9.95%
Common equity tier 1 capital ratio (CET1) (14)	12.57%	12.14%	11.79%	11.07%	10.34%	12.57%	10.34%
Tangible common equity ratio (15)	10.26%	9.93%	9.61%	8.96%	8.40%	10.26%	8.40%

Asset Quality Indicators (%)
Non-performing assets / Total assets (16)	0.42%	0.41%	0.26%	0.22%	0.35%	0.42%	0.35%
Non-performing loans / Total loans (1) (17)	0.57%	0.56%	0.36%	0.30%	0.48%	0.57%	0.48%
Allowance for loan losses / Total non-performing loans (18)	163.42%	175.28%	294.01%	347.33%	233.89%	163.42%	233.89%
Allowance for loan losses / Total loans (1) (18)	0.93%	0.99%	1.05%	1.04%	1.13%	0.93%	1.13%
Net charge-offs / Average total loans (19)	0.16%	0.11%	0.10%	0.43%	0.14%	0.12%	0.10%

Efficiency Indicators
Efficiency ratio (20)	79.38%	77.87%	75.73%	79.46%	75.88%	77.64%	78.54%
Full-Time-Equivalent Employees (FTEs)	838	839	889	911	948	838	948

Adjusted Selected Consolidated Results of Operations and Other Data (21)

Adjusted noninterest expense	$51,474	$50,169	$51,012	$47,900	$51,766	$152,655	$154,011
Adjusted net income	12,923	15,005	13,803	19,935	11,970	41,731	37,801
Adjusted earnings per common share (5)	0.30	0.35	0.33	0.47	0.28	0.98	0.89

	Three Months Ended					Nine Months Ended September 30,
(in thousands, except per share amounts and percentages)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	2019	2018
Adjusted earnings per diluted common share (5)	0.30	0.35	0.32	0.47	0.28	0.97	0.89
Adjusted net income / Average total assets (Adjusted ROA) (9)	0.65%	0.77%	0.69%	0.97%	0.57%	0.70%	0.60%
Adjusted net income / Average stockholders' equity (Adjusted ROE) (10)	6.30%	7.66%	7.25%	10.89%	6.35%	7.09%	6.78%
Adjusted efficiency ratio (22)	77.48%	73.84%	74.37%	69.64%	75.48%	75.21%	75.45%
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(1)
Total gross loans are net of deferred loan fees and costs. At September 30, 2019 and March 31, 2019, total loans include $1.9 million and $10.0 million in loans held for sale, respectively. There were no loans held for sale at any of the other dates presented.

(2)	During the three months ended September 30, 2019, the Company redeemed $25.0 million of its 10.60% and 10.18% trust preferred securities and related junior subordinated debentures.

(3)	The earnings per common share reflect the October 2018 reverse stock split which reduced the number of outstanding shares on a 1-for-3 basis.

(4)	This Non-GAAP financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(5) As of September 30, 2019, June 30, 2019 and March 31, 2019, potential dilutive instruments included 738,138 unvested shares of restricted stock, including 736,839 shares of restricted stock issued in December 2018 in connection with the Company’s IPO and 1,299 additional shares of restricted stock issued in January 2019. As of September 30, 2019, June 30, 2019 and March 31, 2019, these 738,138 unvested shares of restricted stock were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share at those dates, fewer shares would have been purchased than restricted shares assumed issued. Therefore, at those dates, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings for the nine months ended September 30, 2019. We had no outstanding dilutive instruments as of any period prior to December 2018.

(6)	Special cash dividend of $40.0 million paid to the Company’s former parent in connection with the spin-off.

(7)	Operating data for the three and the nine month periods presented have been annualized.

(8)
Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, securities available for sale and held to maturity, deposits with banks and other financial assets which yield interest or similar income.

(9)	Calculated based upon the average daily balance of total assets.

(10)	Calculated based upon the average daily balance of stockholders’ equity.

(11)	Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.

(12)	Tier 1 capital divided by total risk-weighted assets.

(13)
Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of Common Equity Tier 1 (CET 1) capital plus outstanding qualifying trust preferred securities of $89.1 million as of September 30, 2019 and $114.1 million at each of the other dates shown. In the three months ended September 30, 2019, $25.0 million in trust preferred securities were redeemed. See footnote 2.

(14)Common Equity Tier 1 (CET 1) capital divided by total risk-weighted assets.

(15)
Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangibles assets are included in other assets in the Company’s consolidated balance sheets.

(16)Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or (“TDRs”), and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $32.8 million, $32.8 million, $20.5 million, $18.1 million and $29.7 million as of September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018, respectively.
(17)Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs. Non-performing loans were $32.8 million, $32.8 million, $20.5 million, $17.8 million and $29.7 million as of September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018, respectively.
(18)Allowance for loan losses was $53.6 million, $57.4 million, $60.3 million, $61.8 million and $69.5 million as of September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018, respectively.
(19)Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.
(20)Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and net interest income.
(21)This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

(22)Adjusted efficiency ratio is the efficiency ratio less the effect of restructuring and spin-off costs, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring and non-deductible spin-off costs. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Nine Months Ended September 30,
(in thousands, except per share amounts and percentages)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	2019	2018

Total noninterest expenses	$52,737	$52,905	$51,945	$54,648	$52,042	$157,587	$160,325
Less: restructuring costs (1):
Staff reduction costs	450	907	—	4,709	—	1,357	—
Legal and strategy advisory costs	—	—	—	1,176	—	—	—
Rebranding costs	813	1,829	933	400	—	3,575	—
Other costs	—	—	—	110	—	—	—
Total restructuring costs	$1,263	$2,736	$933	$6,395	$—	$4,932	$—
Less spin-off costs:
Legal fees	—	—	—	353	186	—	3,186
Additional contribution to non-qualified deferred compensation plan on behalf of participants to partially mitigate tax effects of unexpected early distribution due to spin-off (2)	—	—	—	—	—	—	1,200
Accounting and consulting fees	—	—	—	—	90	—	1,384
Other expenses	—	—	—	—	—	—	544
Total spin-off costs	$—	$—	$—	$353	$276	$—	$6,314
Adjusted noninterest expenses	$51,474	$50,169	$51,012	$47,900	$51,766	$152,655	$154,011

Net income	$11,931	$12,857	$13,071	$14,430	$11,551	$37,859	$31,403
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	1,263	2,736	933	6,395	—	4,932	—
Income tax effect	(271)	(588)	(201)	(1,303)	—	(1,060)	—
Total after-tax restructuring costs	992	2,148	732	5,092	—	3,872	—
Plus after-tax total spin-off costs:
Total spin-off costs before income tax effect	—	—	—	353	276	—	6,314
Income tax effect (3)	—	—	—	60	143	—	84
Total after-tax spin-off costs	—	—	—	413	419	—	6,398
Adjusted net income	$12,923	$15,005	$13,803	$19,935	$11,970	$41,731	$37,801

	Three Months Ended,					Nine Months Ended September 30,
(in thousands, except per share amounts and percentages)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	2019	2018

Basic earnings per share	$0.28	$0.30	$0.31	$0.34	$0.27	$0.89	$0.74
Plus: after tax impact of restructuring costs	0.02	0.05	0.02	0.12	—	0.09	—
Plus: after tax impact of total spin-off costs	—	—	—	0.01	0.01	—	0.15
Total adjusted basic earnings per common share	$0.30	$0.35	$0.33	$0.47	$0.28	$0.98	$0.89

Diluted earnings per share (4)	$0.28	$0.30	$0.30	$0.34	$0.27	$0.88	$0.74
Plus: after tax impact of restructuring costs	0.02	0.05	0.02	0.12	—	0.09	—
Plus: after tax impact of total spin-off costs	—	—	—	0.01	0.01	—	0.15
Total adjusted diluted earnings per common share	$0.30	$0.35	$0.32	$0.47	$0.28	$0.97	$0.89

Net income / Average total assets (ROA)	0.60%	0.66%	0.65%	0.70%	0.55%	0.64%	0.50%
Plus: after tax impact of restructuring costs	0.05%	0.11%	0.04%	0.25%	—%	0.06%	—%
Plus: after tax impact of total spin-off costs	—%	—%	—%	0.02%	0.02%	—%	0.10%
Adjusted net income / Average total assets (Adjusted ROA)	0.65%	0.77%	0.69%	0.97%	0.57%	0.70%	0.60%

Net income / Average stockholders' equity (ROE)	5.81%	6.56%	6.87%	7.88%	6.13%	6.43%	5.63%
Plus: after tax impact of restructuring costs	0.49%	1.10%	0.38%	2.78%	—%	0.66%	—%
Plus: after tax impact of total spin-off costs	—%	—%	—%	0.23%	0.22%	—%	1.15%
Adjusted net income / Stockholders' equity (Adjusted ROE)	6.30%	7.66%	7.25%	10.89%	6.35%	7.09%	6.78%

Efficiency ratio	79.38%	77.87%	75.73%	79.46%	75.88%	77.64%	78.54%
Less: impact of restructuring costs	(1.90)%	(4.03)%	(1.36)%	(9.30)%	—%	(2.43)%	—%
Less: impact of total spin-off costs	—%	—%	—%	(0.52)%	(0.40)%	—%	(3.09)%
Adjusted efficiency ratio	77.48%	73.84%	74.37%	69.64%	75.48%	75.21%	75.45%

Stockholders' equity	$825,751	$806,368	$778,749	$747,418	$727,675	$825,751	$727,675
Less: goodwill and other intangibles	(20,933)	(20,969)	(21,005)	(21,042)	(21,078)	(20,933)	(21,078)
Tangible common stockholders' equity	$804,818	$785,399	$757,744	$726,376	$706,597	$804,818	$706,597
Total assets	7,864,260	7,926,826	7,902,355	8,124,347	8,435,802	7,864,260	$8,435,802
Less: goodwill and other intangibles	(20,933)	(20,969)	(21,005)	(21,042)	(21,078)	(20,933)	(21,078)
Tangible assets	$7,843,327	$7,905,857	$7,881,350	$8,103,305	$8,414,724	$7,843,327	$8,414,724
Common shares outstanding	43,205	43,205	43,205	43,183	42,489	43,205	42,489
Tangible common equity ratio	10.26%	9.93%	9.61%	8.96%	8.40%	10.26%	8.40%
Stockholders' book value per common share	$19.11	$18.66	$18.02	$17.31	$17.13	$19.11	$17.13
Tangible stockholders' book value per common share	$18.63	$18.18	$17.54	$16.82	$16.63	$18.63	$16.63

__________________

(1)
Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.

(2) The spin-off caused an unexpected early distribution for U.S. federal income tax purposes from our deferred compensation plan. This distribution was taxable to plan participants as ordinary income during 2018. We partially compensated plan participants, in the aggregate amount of $1.2 million, for the higher tax expense they incurred as a result of the distribution increasing the plan participants' estimated effective federal income tax rates by recording a contribution to the plan on behalf of its participants. The after tax net effect of this $1.2 million contribution for the period ended September 30, 2018, was approximately $952,000. As a result of the early taxable distribution to plan participants, we expensed and deducted for federal income tax purposes, previously deferred compensation of approximately $8.1 million, resulting in an estimated tax credit of $1.7 million, which exceeded the amount of the tax gross-up paid to plan participants.

(3)
Calculated based upon the estimated annual effective tax rate for the periods, which excludes the tax effect of discrete items, and the amounts that resulted from the permanent difference between spin-off costs that are non-deductible for Federal and state income tax purposes, and total spin-off costs recognized in the consolidated financial statements. The estimated annual effective rate applied for the calculation differs from the reported effective tax rate since it is based on a different mix of statutory rates applicable to these expenses and to the rates applicable to the Company and its subsidiaries.

(4) As of September 30, 2019, June 30, 2019 and March 31, 2019, potential dilutive instruments included 738,138 unvested shares of restricted stock, including 736,839 shares of restricted stock issued in December 2018 in connection with the Company’s IPO and 1,299 additional shares of restricted stock issued in January 2019. As of September 30, 2019, June 30, 2019 and March 31, 2019, these 738,138 unvested shares of restricted stock were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share at those dates, fewer shares would have been purchased than restricted shares assumed issued. Therefore, at those dates, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings for the nine months ended September 30, 2019. We had no outstanding dilutive instruments as of any period prior to December 31, 2018.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of net deferred loan origination costs accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	September 30, 2019			June 30, 2019			September 30, 2018
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)	$5,656,469	$66,118	4.64%	$5,641,686	$66,801	4.75%	$6,018,655	$66,776	4.51%
Securities available for sale (2)	1,496,740	9,818	2.60%	1,522,280	10,314	2.72%	1,631,215	10,668	2.64%
Securities held to maturity (3)	79,820	436	2.17%	82,728	506	2.45%	87,535	347	1.60%
Federal Reserve Bank and FHLB stock	68,825	1,071	6.17%	65,861	1,066	6.49%	71,983	1,168	6.65%
Deposits with banks	142,583	761	2.12%	88,247	539	2.45%	137,034	666	1.96%
Total interest-earning assets	7,444,437	78,204	4.17%	7,400,802	79,226	4.29%	7,946,422	79,625	4.07%
Total non-interest-earning assets less allowance for loan losses	472,967			466,318			515,712
Total assets	$7,917,404			$7,867,120			$8,462,134

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,141,788	$191	0.07%	$1,207,811	$301	0.10%	$1,376,015	$211	0.06%
Money market	1,152,700	4,109	1.41%	1,143,072	3,997	1.40%	1,225,380	3,460	1.13%
Savings	354,554	16	0.02%	369,538	17	0.02%	414,533	17	0.02%
Total checking and saving accounts	2,649,042	4,316	0.65%	2,720,421	4,315	0.64%	3,015,928	3,688	0.49%
Time deposits	2,325,695	13,284	2.27%	2,314,614	12,740	2.21%	2,440,678	11,531	1.90%
Total deposits	4,974,737	17,600	1.40%	5,035,035	17,055	1.36%	5,456,606	15,219	1.12%
Securities sold under agreements to repurchase	378	3	3.15%	—	—	—%	—	—	—%
Advances from the FHLB and other borrowings (4)	1,148,739	6,253	2.16%	1,071,978	6,292	2.35%	1,200,739	6,716	2.26%
Junior subordinated debentures	106,899	1,748	6.49%	118,110	2,090	7.10%	118,110	2,057	7.15%
Total interest-bearing liabilities	6,230,753	25,604	1.63%	6,225,123	25,437	1.64%	6,775,455	23,992	1.42%
Total non-interest-bearing liabilities	872,488			855,874			933,045
Total liabilities	7,103,241			7,080,997			7,708,500
Stockholders’ equity	814,163			786,123			753,634
Total liabilities and stockholders' equity	$7,917,404			$7,867,120			$8,462,134
Excess of average interest-earning assets over average interest-bearing liabilities	$1,213,684			$1,175,679			$1,170,967
Net interest income		$52,600			$53,789			$55,633
Net interest rate spread			2.54%			2.65%			2.65%
Net interest margin (5)			2.80%			2.92%			2.83%
Ratio of average interest-earning assets to average interest-bearing liabilities	119.48%			118.89%			117.28%

	Nine Months Ended September 30,
	2019			2018
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)	$5,668,493	$199,641	4.71%	$5,941,904	$188,894	4.26%
Securities available for sale (2)	1,524,733	31,023	2.72%	1,656,669	32,216	2.60%
Securities held to maturity (3)	82,370	1,527	2.48%	88,615	1,204	1.82%
Federal Reserve Bank and FHLB stock	67,387	3,242	6.43%	70,870	3,213	6.09%
Deposits with banks	132,617	2,304	2.32%	150,531	1,945	1.73%
Total interest-earning assets	7,475,600	237,737	4.25%	7,908,589	227,472	3.85%
Total non-interest-earning assets less allowance for loan losses	473,146			515,022
Total assets	$7,948,746			$8,423,611

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,203,449	$766	0.09%	$1,423,390	$413	0.04%
Money market	1,151,444	11,823	1.37%	1,221,646	9,111	1.00%
Savings	369,067	49	0.02%	430,535	54	0.02%
Total checking and saving accounts	2,723,960	12,638	0.62%	3,075,571	9,578	0.42%
Time deposits	2,353,866	38,577	2.19%	2,363,152	30,403	1.72%
Total deposits	5,077,826	51,215	1.35%	5,438,723	39,981	0.98%
Securities sold under agreements to repurchase	127	3	3.16%	141	2	1.90%
Advances from the FHLB and other borrowings (4)	1,107,531	18,750	2.26%	1,186,945	19,217	2.16%
Junior subordinated debentures	114,332	5,943	6.95%	118,110	6,017	6.85%
Total interest-bearing liabilities	6,299,816	75,911	1.61%	6,743,919	65,217	1.29%
Total non-interest-bearing liabilities	861,759			936,520
Total liabilities	7,161,575			7,680,439
Stockholders’ equity	787,171			743,172
Total liabilities and stockholders' equity	$7,948,746			$8,423,611
Excess of average interest-earning assets over average interest-bearing liabilities	$1,175,784			$1,164,670
Net interest income		$161,826			$162,255
Net interest rate spread			2.64%			2.56%
Net interest margin (5)			2.89%			2.74%
Ratio of average interest-earning assets to average interest-bearing liabilities	118.66%			117.27%
____________
(1) Average non-performing loans of $32.5 million, $24.5 million and $32.7 million for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, and $25.6 million and $32.7 million for the nine months ended September 30, 2019 and 2018, respectively, are included in the average loan portfolio, net.

(2)
Includes nontaxable securities with average balances of $66.5 million, $122.9 million and $173.2 million for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, and $115.5 million and $174.7 million for the nine months ended September 30, 2019 and 2018, respectively. The tax equivalent yield for these nontaxable securities was 3.92%, 4.05% and 4.47% for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, and 4.01% and 4.01% for the nine months ended September 30, 2019 and 2018, respectively. In 2019 and 2018, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.

(3)
Includes nontaxable securities with average balances of $79.8 million, $82.7 million and $87.5 million for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, and $82.4 million and $88.5 million for the nine months ended September 30, 2019 and 2018, respectively. The tax equivalent yield for these nontaxable securities was 2.74%, 3.10% and 2.02% for the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively, and 3.14% and 2.30% for the nine months ended September 30, 2019 and 2018, respectively. In 2019 and 2018, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.

(4)	The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.

(5)
Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, securities available for sale and held to maturity, deposits with banks and other financial assets which yield interest or similar income.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2019		June 30, 2019		September 30, 2018		2019		2018
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,366	31.56%	$4,341	30.68%	$4,269	32.97%	$12,793	31.10%	$13,322	31.81%
Brokerage, advisory and fiduciary activities	3,647	26.36%	3,736	26.41%	4,148	32.03%	11,071	26.91%	12,989	31.01%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,449	10.47%	1,419	10.03%	1,454	11.23%	4,272	10.38%	4,372	10.44%
Cards and trade finance servicing fees	1,034	7.47%	1,419	10.03%	1,145	8.84%	3,368	8.19%	3,380	8.07%
Gain on early extinguishment of FHLB advances	—	—%	—	—%	—	—%	557	1.35%	882	2.11%
Data processing and fees for other services	70	0.51%	365	2.58%	523	4.04%	955	2.32%	2,017	4.82%
Securities gains, net	906	6.55%	992	7.01%	(15)	(0.12)%	1,902	4.62%	1	—%
Other noninterest income (2)	2,364	17.08%	1,875	13.26%	1,426	11.01%	6,221	15.13%	4,918	11.74%
Total noninterest income	$13,836	100.00%	$14,147	100.00%	$12,950	100.00%	$41,139	100.00%	$41,881	100.00%
__________________

(1)	Changes in cash surrender value of BOLI are not taxable.

(2)
Includes rental income, income from derivative and foreign currency exchange transactions with customers, and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2019		June 30, 2019		September 30, 2018		2019		2018
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits	$33,862	64.21%	$34,057	64.37%	$33,967	65.27%	$101,356	64.32%	$102,940	64.21%
Occupancy and equipment	3,878	7.35%	4,232	8.00%	4,044	7.77%	12,152	7.71%	11,819	7.37%
Professional and other services fees	4,295	8.14%	3,954	7.47%	4,268	8.20%	11,693	7.42%	16,099	10.04%
Telecommunications and data processing	3,408	6.46%	3,233	6.11%	3,043	5.85%	9,667	6.13%	9,138	5.70%
Depreciation and amortization	1,928	3.66%	2,010	3.80%	1,997	3.84%	5,880	3.73%	6,083	3.79%
FDIC assessments and insurance	597	1.13%	1,177	2.22%	1,578	3.03%	3,167	2.01%	4,493	2.80%
Other operating expenses (1)	4,769	9.05%	4,242	8.03%	3,145	6.04%	13,672	8.68%	9,753	6.09%
Total noninterest expense	$52,737	100.00%	$52,905	100.00%	$52,042	100.00%	$157,587	100.00%	$160,325	100.00%
___________
(1) Includes advertising, marketing, charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.

Exhibit 6 - Loans

Loans by Type

The loan portfolio consists of the following loan classes:

(in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Real estate loans
Commercial real estate
Nonowner occupied	$1,933,662	$1,872,493	$1,852,903	$1,809,356	$1,792,708
Multi-family residential	942,851	968,080	878,239	909,439	847,873
Land development and construction loans	268,312	291,304	291,416	326,644	401,339
	3,144,825	3,131,877	3,022,558	3,045,439	3,041,920
Single-family residential	527,468	535,563	535,306	533,481	509,460
Owner occupied	825,601	836,334	801,856	777,022	710,125
	4,497,894	4,503,774	4,359,720	4,355,942	4,261,505
Commercial loans	1,127,484	1,180,736	1,239,525	1,380,428	1,470,222
Loans to financial institutions and acceptances	24,815	25,006	27,985	68,965	310,967
Consumer loans and overdrafts	101,598	103,239	107,208	114,840	116,585
Total loans	$5,751,791	$5,812,755	$5,734,438	$5,920,175	$6,159,279

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Non-Accrual Loans(1)
Real Estate Loans
Commercial real estate (CRE)
Nonowner occupied	$1,936	$1,964	$—	$—	$10,244
Multi-family residential	—	657	665	—	—
	1,936	2,621	665	—	10,244
Single-family residential	9,033	9,432	6,514	6,689	7,047
Owner occupied	11,921	10,528	5,192	4,983	4,808
	22,890	22,581	12,371	11,672	22,099
Commercial loans	9,605	10,032	7,361	4,772	6,461
Consumer loans and overdrafts	116	114	37	35	57
Total Non-Accrual Loans	$32,611	$32,727	$19,769	$16,479	$28,617

Past Due Accruing Loans(2)
Real Estate Loans
Single-family residential	$—	$—	$—	$419	$251
Commercial	—	—	—	—	—
Consumer loans and overdrafts	213	23	749	884	834
Total Past Due Accruing Loans	213	23	749	1,303	1,085
Total Non-Performing Loans	32,824	32,750	20,518	17,782	29,702
Other Real Estate Owned	—	—	—	367	—
Total Non-Performing Assets	$32,824	$32,750	$20,518	$18,149	$29,702
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(1)	Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms.

(2)	Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This tables shows the Company’s loans by credit quality indicators. We have no purchased credit-impaired loans.

	September 30, 2019				June 30, 2019				September 30, 2018
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Nonowner occupied	$13,056	$1,936	$—	$14,992	$6,251	$1,964	$—	$8,215	$11,640	$10,520	$—	$22,160
Multi-family residential	—	—	—	—	—	657	—	657	—	—	—	—
Land development and construction loans	10,184	—	—	10,184	—	—	—	—	—	—	—	—
	23,240	1,936	—	25,176	6,251	2,621	—	8,872	11,640	10,520	—	22,160
Single-family residential	—	9,033	—	9,033	—	9,432	—	9,432	35	7,364	—	7,399
Owner occupied	5,719	15,307	—	21,026	9,476	13,940	—	23,416	10,969	6,847	—	17,816
	28,959	26,276	—	55,235	15,727	25,993	—	41,720	22,644	24,731	—	47,375
Commercial loans	5,077	11,541	—	16,618	5,332	11,490	539	17,361	3,526	8,716	599	12,841
Consumer loans and overdrafts	—	2,400	—	2,400	—	4,421	—	4,421	—	5,937	—	5,937
	$34,036	$40,217	$—	$74,253	$21,059	$41,904	$539	$63,502	$26,170	$39,384	$599	$66,153
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(1) There were no loans categorized as “Loss” as of the dates presented.

Exhibit 7 - Deposits by Country of Domicile

This tables shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018

Domestic	$2,999,687	$3,014,269	$2,963,098	$3,001,366	$3,036,296
Foreign:
Venezuela	2,345,938	2,465,718	2,587,879	2,694,690	2,797,680
Others	347,223	339,394	337,211	336,630	355,527
Total foreign	2,693,161	2,805,112	2,925,090	3,031,320	3,153,207
Total deposits	$5,692,848	$5,819,381	$5,888,188	$6,032,686	$6,189,503